NAME OF REGISTRANT:
Franklin Custodian Funds
File No. 811-00537

EXHIBIT - Item 77M:  Mergers


Pursuant to an Agreement of Merger between the Franklin Blue Chip Fund ("Blue Chip Fund"), and Franklin Growth Fund ("Growth Fund"), the Growth Fund has acquired all of the property, assets and goodwill of Blue Chip Fund on June 14, 2007, in exchange solely for shares of common stock of Growth Fund and the distribution, pursuant to the Agreement of Merger, of the Blue Chip Fund's shares of common stock to the Growth Fund.